Signature Page

The following form of signature shall follow items 79, 85, 88, 104, 110 or 132 as appropriate.

This report is signed on behalf of the registrant (or depositor or trustee).

City of: Arlington State of: Virginia Date: March 1, 2018

Name of Registrant, Depositor, or Trustee: HOMESTEAD FUNDS

	/s/ Danielle Sieverling	/s/ Jack Delaney
By:	(Name and Title):	Witness (Name and Title):
	Danielle Sieverling	Jack Delaney
	Chief Compliance Officer	Counsel, Securities Compliance